Exhibit 99.1

National Bank Holdings Corporation Announces

Record First Quarter 2018 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported:

	For the quarter			For the quarter - Adjusted(1)
	1Q18	4Q17	1Q17	1Q18	4Q17	1Q17
Net income (loss) ($000’s)	$8,464	$(10,119)	$8,258	$14,510	$9,883	$8,258
Income (loss) per share - diluted	$0.27	$(0.37)	$0.30	$0.47	$0.36	$0.30
Return on average tangible assets	0.66%	(0.78)%	0.81%	1.11%	0.88%	0.81%
Return on average tangible common equity	6.95%	(7.41)%	7.66%	11.63%	8.41%	7.66%

(1)	Adjusted for Peoples, Inc. (“Peoples”) one-time acquisition-related costs and 4Q 2017 deferred tax asset re-measurement charge. See non-GAAP reconciliations starting on page 14.

“We’ve had a solid start to 2018,” said Tim Laney, Chief Executive Officer. “After adjusting for Peoples acquisition-related expenses, we delivered record earnings, and for the first time in our short history, over 1% return on average tangible assets and double-digit return on average tangible common equity. The Peoples acquisition was completed on January 1st and provided strong growth in our balance sheet and all revenue lines. Organic loans and deposits grew nicely year-over-year as we continue to grow relationships with our clients. Our loan portfolio continues to perform well with just 0.07% of annualized net charge-offs in the first quarter. Contributing to our record earnings was revenue growth of $22 million, or 49% year-over-year, driven by organic growth and the acquisition of Peoples, coupled with a continued focus on expense management.”

Mr. Laney added, “Our progress is a testament to the dedication and focus of our teammates. Through their efforts, we completed a near perfect conversion of Peoples while continuing to grow and expand our client relationships in the first quarter. This momentum, combined with our strong capital position, allows us to pursue future growth opportunities that we believe will continue to create attractive returns for our shareholders while helping the communities where we do business grow stronger.”

Acquisition

On January 1, 2018, the Company completed its acquisition of Peoples, the bank holding company of Colorado-based Peoples National Bank and Kansas-based Peoples Bank. The Company acquired 20 banking centers located in the highly-attractive and geographically-relevant markets of Colorado Springs in Colorado, Overland Park and Lawrence in Kansas, and Taos and Albuquerque in New Mexico, and added approximately $842 million in total assets, net of FHLB payoffs, $543 million in loans and $730 million in deposits. The merger consideration totaled $146.4 million and consisted of $110.2 million in Company stock and $36.2 million in cash. All operating systems were converted during the first quarter of 2018.

First Quarter 2018 Results

(All comparisons refer to the fourth quarter of 2017, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $48.7 million and increased $10.1 million, or 26.2%, driven by a $645.0 million increase in earning assets and a 0.43% widening of the fully taxable equivalent net interest margin to 3.84%. The increase in average earning assets was primarily due to the acquired loans and investments from Peoples. The margin expansion was driven by a 0.41% increase in earning assets yield, while the cost of interest bearing liabilities decreased 0.05% to 0.55% due to Peoples’ attractive deposit base. Originated loan yields increased 0.20% to 4.32% due to increases in short-term market rates. In addition, accelerated accretion on 310-30 and acquired loans not accounted for under 310-30 (“acquired loans”) totaled $1.3 million, contributing 0.10% to the fully taxable equivalent net interest margin this quarter.

Loans

Total loans ended the quarter at $3.7 billion, increasing $523.4 million primarily driven by the Peoples acquisition. Originated loans grew 2.2% annualized as strong growth in commercial loans of 13.2% annualized was mostly offset by expected payoffs of non-owner occupied commercial real estate loans. Commercial loan originations totaled $162.7 million for the quarter, increasing 27.4% over the first quarter of the prior year. Acquired loans grew $515.4 million, entirely due to the acquisition of Peoples.

Asset Quality and Provision for Loan Losses

Originated and acquired loans totaled $3.6 billion, increasing $531.7 million and represented 97.0% of total loans at March 31, 2018. Minimal provision for loan losses was recorded during the first quarter due to strong credit trends and low net charge-offs of 0.07%, annualized. Non-performing originated and acquired loans (comprised of non-accrual loans and non-accrual TDRs) were 0.66% of total originated and acquired loans, compared to 0.69% at December 31, 2017. The originated and acquired allowance for loan losses was 0.85% compared to 1.02% at the prior quarter end, and decreased as the acquired loans from the Peoples acquisition were recorded at fair value.

Acquired problem loans accounted for under 310-30 totaled $112.3 million at March 31, 2018 and decreased $8.3 million during the first quarter, an annualized decrease of 28.0%.  The life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans totals $226.8 million.

Deposits

Total deposits averaged $4.6 billion and increased $614.3 million entirely due to the Peoples acquisition. Average transaction deposits (defined as total deposits less time deposits) increased $575.0 million. Excluding Peoples, average transaction deposits decreased $85.5 million, or 3.0%, due to lower average demand deposits of $74.5 million, or 8.0%, and a decrease in average interest bearing savings and money market deposits of $11.0 million, or 0.6%, as our clients had built larger cash balances during the prior quarter followed by the seasonal decrease in the first quarter. Excluding Peoples, total transaction deposits at March 31, 2018 grew $33.9 million, or 1.2%, over year-end. The cost of deposits was 0.41%, decreasing 0.03% from the prior quarter, benefitting from Peoples’ low-cost deposits.

Non-Interest Income

Non-interest income totaled $17.8 million, increasing $9.0 million primarily due to the Peoples acquisition. The addition of Peoples clients drove a $1.0 million, or 12.0%, increase in service charges, bank card interchange fees and other fees. Mortgage banking income increased $7.5 million primarily due to sales of $219 million of 1-4 family mortgage loans sold in the secondary market.

Non-Interest Expense

Non-interest expense totaled $55.3 million and increased $21.3 million from the prior quarter driven by the Peoples acquisition. Included in the quarter was $7.6 million of one-time acquisition costs, with $1.1 million included in salaries and benefits, $0.8 million included in occupancy and equipment, $2.0 million included in professional fees and $3.7 million included in other non-interest expenses. Gain on sale of OREO and problem asset workout expense totaled a net expense of $0.9 million, a change of $2.2 million due to higher OREO gains in the prior quarter.

Income tax expense totaled $1.7 million, representing an effective tax rate of 16.7%, and decreased $16.9 million due to a deferred tax asset re-measurement charge in the prior quarter and a decrease in statutory rates. The lower tax rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income in relation to the pre-tax income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $645.9  million at March 31, 2018 and increased $113.5 million from the prior quarter end. The increase in shareholders’ equity was due to higher retained earnings and the issuance of stock for the Peoples acquisition and was partially offset by an increase in accumulated other comprehensive loss, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio.

Common book value per share was $21.19 at March 31, 2018 and increased $1.38. The tangible common book value per share was $17.27 at March 31, 2018 and decreased $0.67 due to a $0.24 change in accumulated other comprehensive loss and a $65.5 million increase in intangible assets from the Peoples acquisition. The leverage ratio at March 31, 2018 for the consolidated company and NBH Bank was 9.59% and 8.83%, respectively.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2018 accretable yield balance on the 310-30 loans of $45.2 million would add $1.11 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5.0%. This would add $0.83 after-tax to our tangible book value per share as of March 31, 2018, resulting in a tangible common book value per share of $18.10.

Year-Over-Year Review

(All comparisons refer to the first quarter of 2017, except as noted)

Fully taxable equivalent net interest income totaled $48.7 million and increased $12.7 million, or 35.3%. Average earning assets increased $892.1 million as average originated loans increased $361.3 million, or 13.9%, and average acquired loans increased $496.2 million due to Peoples acquired loans. These increases were partially offset by the paydowns of higher-yielding 310-30 loans. The fully taxable equivalent net interest margin widened 0.40% to 3.84% as the yield on earning assets increased 0.43%, led by a 0.44% increase in the originated portfolio yields due to short-term rate increases, partially offset by an increase in the cost of deposits of 0.02%.

Loan balances at March 31, 2018 totaled $3.7 billion and increased $748.7 million, or 25.3%, while originated and acquired loans outstanding totaled $3.6 billion and increased $776.4 million, or 27.6%, driven by Peoples acquired loans and an increase in originated loans of $294.3 million, or 11.0%. New loan originations between the two periods totaled $890.9 million, led by commercial loan originations of $640.3 million. The 310-30 loan portfolio declined $27.8 million, or 19.8%.

Total deposits averaged $4.6 billion,  increasing $732.1 million. Adjusting for the Peoples deposits added this quarter and the banking center divestitures in the second quarter of 2017, average total deposits grew $113.4 million, or 3.0%, while average transaction deposits increased $134.6 million, or 5.0%. The mix of transaction deposits to total deposits improved to 75.6%  from 70.1% in the prior year.

Additionally, the cost of deposits was 0.41%, increasing 0.02% compared to the first quarter of the prior year due to slightly higher cost of savings, money market and time deposits.

Provision for loan loss expense on originated and acquired loans was $0.0 million, compared to $1.8 million last year. Annualized net charge-offs on originated and acquired loans totaled 0.07%, compared to 0.02%. Non-performing originated and acquired loans decreased to 0.66% of total originated and acquired loans, compared to 1.20% at March 31, 2017, primarily due to the resolution of non-accrual energy loans. The originated and acquired allowance for loan losses totaled 0.85% of total originated and acquired loans compared to 1.09% in the first quarter of 2017, and decreased as the acquired loans from the Peoples acquisition were recorded at fair value.

Non-interest income totaled $17.8 million, representing an increase of $9.1 million primarily due to the Peoples acquisition. Service charges, bank card interchange fees and other fees grew $1.5 million due to organic growth and the addition of Peoples’ client base. Mortgage banking income increased $7.5 million primarily due to increased volume from the acquisition of Peoples. OREO related income increased $0.2 million compared to the prior year.

Non-interest expense totaled $55.3 million the first quarter of 2018, representing an increase of $20.7 million driven by the Peoples acquisition. Included in the quarter was $7.6 million of one-time acquisition costs.

Income tax expense totaled $1.7 million and increased $2.9 million. Income tax expense included a large $2.8 million tax benefit from stock compensation activity in the first quarter of 2017. The effective tax rate of 16.7%, compares to an adjusted effective tax rate of 22.9% in the first quarter of 2017.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 27, 2018. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242833 and asking for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 11, 2018, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242833. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” “adjusted non-interest expense to average assets,” “adjusted net income,” “adjusted income per share,” “adjusted return on average tangible assets,” “adjusted return on average tangible common equity,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 104 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas and New Mexico. Its comprehensive residential banking group primarily serves the bank's core footprint with additional offices in Arizona, Nevada and Utah. NBH Bank operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas and New Mexico. It also operates as Community Banks Mortgage, a division of NBH Bank, in Arizona, Colorado, Nevada and Utah. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Total interest and dividend income	$52,791	$41,889	$38,740
Total interest expense	5,144	4,976	4,018
Net interest income	47,647	36,913	34,722
Taxable equivalent adjustment	1,063	1,676	1,269
Net interest income FTE(1)	48,710	38,589	35,991
Provision for loan losses	41	3,272	1,795
Net interest income after provision for loan losses FTE(1)	48,669	35,317	34,196
Non-interest income:
Service charges	4,510	4,058	3,326
Bank card fees	3,362	3,012	2,804
Mortgage banking income	7,971	438	454
Other non-interest income	1,602	1,387	1,884
OREO related income	390	(12)	228
Total non-interest income	17,835	8,883	8,696
Non-interest expense:
Salaries and benefits	30,672	20,526	20,390
Occupancy and equipment	7,955	5,107	5,437
Professional fees	2,819	890	416
Other non-interest expense	12,324	7,564	6,232
Problem asset workout	781	606	872
Gain on sale of OREO, net	78	(1,897)	(112)
Intangible asset amortization	653	1,232	1,370
Total non-interest expense	55,282	34,028	34,605

Income before income taxes FTE(1)	11,222	10,172	8,287
Taxable equivalent adjustment	1,063	1,676	1,269
Income before income taxes	10,159	8,496	7,018
Income tax expense (benefit)	1,695	18,615	(1,240)
Net income (loss)	$8,464	$(10,119)	$8,258
Income (loss) per share - basic	$0.28	$(0.37)	$0.31
Income (loss) per share - diluted	$0.27	$(0.37)	$0.30

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 21%, 35% and 35% for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. See non-GAAP reconciliations starting on page 14.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Cash and cash equivalents	$286,870	$257,364	$218,430
Investment securities available-for-sale	917,865	855,345	921,881
Investment securities held-to-maturity	283,369	258,730	313,446
Non-marketable securities	14,088	15,030	13,065
Loans	3,702,334	3,178,947	2,953,655
Allowance for loan losses	(30,686)	(31,264)	(30,850)
Loans, net	3,671,648	3,147,683	2,922,805
Loans held for sale	51,050	4,629	3,547
Other real estate owned	11,875	10,491	15,552
Premises and equipment, net	112,038	93,708	94,485
Goodwill	114,909	59,630	59,630
Intangible assets, net	15,561	1,607	5,580
Other assets	178,310	139,248	159,874
Total assets	$5,657,583	$4,843,465	$4,728,295
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$1,083,245	$902,439	$876,933
Interest bearing demand deposits	698,796	474,607	428,174
Savings and money market	1,779,817	1,484,463	1,477,842
Total transaction deposits	3,561,858	2,861,509	2,782,949
Time deposits	1,147,452	1,118,050	1,184,994
Total deposits	4,709,310	3,979,559	3,967,943
Securities sold under agreements to repurchase	141,187	130,463	91,697
Federal Home Loan Bank advances	77,335	129,115	76,780
Other liabilities	83,888	71,921	54,257
Total liabilities	5,011,720	4,311,058	4,190,677
Shareholders' equity:
Common stock	515	515	514
Additional paid in capital	1,012,268	970,668	971,742
Retained earnings	68,008	60,795	61,812
Treasury stock	(420,040)	(493,329)	(494,594)
Accumulated other comprehensive (loss) income, net of tax	(14,888)	(6,242)	(1,856)
Total shareholders' equity	645,863	532,407	537,618
Total liabilities and shareholders' equity	$5,657,583	$4,843,465	$4,728,295
SHARE DATA
Average basic shares outstanding	30,493,689	27,007,799	26,801,773
Average diluted shares outstanding	31,143,528	27,007,799	27,680,029
Ending shares outstanding	30,479,969	26,875,585	26,715,532
Common book value per share	$21.19	$19.81	$20.12
Tangible common book value per share(1)	$17.27	$17.94	$18.05
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$17.76	$18.17	$18.12
CAPITAL RATIOS
Average equity to average assets	11.44%	11.41%	11.68%
Tangible common equity to tangible assets(1)	9.51%	10.06%	10.32%
Leverage ratio	9.59%	9.83%	10.22%
Tier 1 risk-based capital ratio	12.43%	12.94%	13.52%
Total risk-based capital ratio	13.17%	13.82%	14.43%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliations starting on page 14.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Period End Loan Balances by Type

			March 31, 2018		March 31, 2018
			vs. December 31, 2017		vs. March 31, 2017
	March 31, 2018	December 31, 2017	% Change	March 31, 2017	% Change
Originated:
Commercial:
Commercial and industrial	$1,422,517	$1,375,028	3.5%	$1,148,541	23.9%
Owner-occupied commercial real estate	274,182	264,357	3.7%	221,353	23.9%
Agriculture	154,922	135,397	14.4%	123,804	25.1%
Energy	40,213	57,460	(30.0)%	89,491	(55.1)%
Total commercial	1,891,834	1,832,242	3.3%	1,583,189	19.5%
Commercial real estate non-owner occupied	424,125	464,121	(8.6)%	425,566	(0.3)%
Residential real estate	630,576	633,578	(0.5)%	641,462	(1.7)%
Consumer	23,082	23,398	(1.4)%	25,142	(8.2)%
Total originated	2,969,617	2,953,339	0.6%	2,675,359	11.0%

Acquired:
Commercial:
Commercial and industrial	72,571	994	7200.9%	2,149	3277.0%
Owner-occupied commercial real estate	110,065	8,396	1210.9%	14,981	634.7%
Agriculture	6,727	3,498	92.3%	4,344	54.9%
Total commercial	189,363	12,888	1369.3%	21,474	781.8%
Commercial real estate non-owner occupied	211,313	21,020	905.3%	25,585	725.9%
Residential real estate	216,579	69,900	209.8%	89,521	141.9%
Consumer	3,153	1,177	167.9%	1,652	90.9%
Total acquired	620,408	104,985	490.9%	138,232	348.8%

ASC 310-30 loans	112,309	120,623	(6.9)%	140,064	(19.8)%
Total loans	$3,702,334	$3,178,947	16.5%	$2,953,655	25.3%

Originations(1)

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2018	2017	2017	2017	2017
Commercial:
Commercial and industrial	$123,984	$167,699	$73,917	$159,340	$114,414
Owner occupied commercial real estate	23,576	8,937	32,787	6,899	16,988
Agriculture	25,873	14,050	3,335	16,696	(3,644)
Energy	(10,778)	(8,121)	(6,993)	9,120	(81)
Total commercial	162,655	182,565	103,046	192,055	127,677
Commercial real estate non-owner occupied	20,694	21,323	46,654	47,312	36,962
Residential real estate	21,698	25,995	28,471	26,979	29,616
Consumer	3,238	1,815	3,122	3,233	2,378
Total	$208,285	$231,698	$181,293	$269,579	$196,633

(1)

Originations are defined as closed end funded loans and net fundings under revolving lines of credit. Net fundings under revolving lines of credit were $59,236, $65,686, $(12,804), $68,305 and $33,397 as of the first quarter 2018, fourth quarter 2017, third quarter 2017, second quarter 2017 and first quarter 2017, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$2,954,865	$31,454	4.32%	$2,905,810	$30,205	4.12%	$2,593,554	$24,842	3.88%
Acquired loans	639,552	8,930	5.66%	109,420	1,698	6.16%	143,343	2,174	6.15%
ASC 310-30 loans	115,432	5,393	18.69%	122,175	4,787	15.67%	142,200	5,871	16.51%
Loans held for sale	54,358	566	4.22%	6,935	117	6.69%	10,081	145	5.83%
Investment securities available-for-sale	935,359	4,775	2.04%	817,024	3,885	1.90%	930,651	4,361	1.87%
Investment securities held-to-maturity	256,646	1,751	2.73%	268,353	1,848	2.75%	324,411	2,252	2.78%
Other securities	16,072	244	6.07%	15,075	220	5.84%	13,383	167	4.99%
Interest earning deposits and securities purchased under agreements to resell	168,318	741	1.79%	250,859	805	1.27%	90,864	197	0.88%
Total interest earning assets FTE(2)	$5,140,602	$53,854	4.25%	$4,495,651	$43,565	3.84%	$4,248,487	$40,009	3.82%
Cash and due from banks	$99,798			$70,804			$67,102
Other assets	406,903			309,604			321,128
Allowance for loan losses	(31,619)			(30,321)			(29,847)
Total assets	$5,615,684			$4,845,738			$4,606,870
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$2,408,387	$1,844	0.31%	$1,957,306	$1,709	0.35%	$1,896,259	$1,366	0.29%
Time deposits	1,167,302	2,790	0.97%	1,128,069	2,704	0.95%	1,179,821	2,421	0.83%
Securities sold under agreements to repurchase	132,339	50	0.15%	98,218	45	0.18%	78,326	33	0.17%
Federal Home Loan Bank advances	115,683	460	1.61%	129,115	518	1.59%	48,463	198	1.66%
Total interest bearing liabilities	$3,823,711	$5,144	0.55%	$3,312,708	$4,976	0.60%	$3,202,869	$4,018	0.51%
Demand deposits	$1,057,622			$933,657			$825,146
Other liabilities	92,076			46,563			40,936
Total liabilities	4,973,409			4,292,928			4,068,951
Shareholders' equity	642,275			552,810			537,919
Total liabilities and shareholders' equity	$5,615,684			$4,845,738			$4,606,870
Net interest income FTE(2)		$48,710			$38,589			$35,991
Interest rate spread FTE(2)			3.70%			3.24%			3.31%
Net interest earning assets	$1,316,891			$1,182,943			$1,045,618
Net interest margin FTE(2)			3.84%			3.41%			3.44%
Average transaction deposits	3,466,009			2,890,963			2,721,405
Average total deposits	4,633,311			4,019,032			3,901,226
Ratio of average interest earning assets to average interest bearing liabilities	134.44%			135.71%			132.65%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%, 35% and 35% for the three month ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. The tax equivalent adjustments included above are $1,063, $1,676 and $1,269 for the three months ended March 31, 2018, December 31, 2017 and March  31, 2017, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses and Asset Quality

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
	ASC	Originated		ASC	Originated		ASC	Originated
	310-30	and acquired		310-30	and acquired		310-30	and acquired
	loans	loans	Total	loans	loans	Total	loans	loans	Total
Beginning allowance for loan losses	$71	$31,193	$31,264	$—	$30,047	$30,047	$225	$28,949	$29,174
Charge-offs	—	(716)	(716)	—	(2,139)	(2,139)	—	(210)	(210)
Recoveries	—	97	97	—	84	84	—	91	91
Provision (recoupment)	41	—	41	71	3,201	3,272	(5)	1,800	1,795
Ending ALL	$112	$30,574	$30,686	$71	$31,193	$31,264	$220	$30,630	$30,850
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.07%	0.07%	0.00%	0.27%	0.26%	0.00%	0.02%	0.02%
Ratio of ALL to total loans outstanding at period end, respectively	0.10%	0.85%	0.83%	0.06%	1.02%	0.98%	0.16%	1.09%	1.04%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	129.17%	129.65%	0.00%	148.54%	148.88%	0.00%	90.85%	91.50%
Total loans	$112,309	$3,590,025	$3,702,334	$120,623	$3,058,324	$3,178,947	$140,064	$2,813,591	$2,953,655
Average total loans during the period	$115,432	$3,594,417	$3,709,849	$122,175	$3,015,230	$3,137,405	$142,200	$2,736,897	$2,879,097
Total non-performing loans(1)	$—	$23,669	$23,669	$—	$21,000	$21,000	$—	$33,716	$33,716

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Originated and Acquired Loans

	March 31, 2018	December 31, 2017	March 31, 2017
Loans 30-89 days past due and still accruing interest	$6,029	$3,681	$3,122
Loans 90 days past due and still accruing interest	1,767	150	105
Non-accrual loans	23,669	21,000	33,716
Total past due and non-accrual loans	$31,465	$24,831	$36,943
Total 90 days past due and still accruing interest and non-accrual loans to total originated and acquired loans	0.71%	0.69%	1.20%
Total non-accrual loans to total originated and acquired loans	0.66%	0.69%	1.20%

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Asset Quality Data

	March 31, 2018	December 31, 2017	March 31, 2017
Non-performing loans	$23,669	$21,000	$33,716
OREO	11,875	10,491	15,552
Total non-performing assets	$35,544	$31,491	$49,268
Accruing restructured loans	$8,678	$8,461	$5,589
Total non-performing loans to total loans	0.64%	0.66%	1.14%
Total non-performing assets to total loans and OREO	0.96%	0.99%	1.66%

Changes in Accretable Yield

	For the three months ended			Life-to-date
	March 31, 2018	December 31, 2017	March 31, 2017	March 31, 2018
Accretable yield at beginning of period	$46,568	$51,548	$60,476	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	5,409	1,702	5,385	287,455
Reclassification to non-accretable difference from accretable yield	(1,391)	(1,895)	(399)	(36,959)
Accretion	(5,393)	(4,787)	(5,871)	(420,299)
Accretable yield at end of period	$45,193	$46,568	$59,591	$45,193

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Key Ratios(1)
Return on average assets	0.61%	(0.83)%	0.73%
Return on average tangible assets(2)	0.66%	(0.78)%	0.81%
Return on average tangible assets, adjusted(2)	1.11%	0.88%	0.81%
Return on average equity	5.34%	(7.26)%	6.23%
Return on average tangible common equity(2)	6.95%	(7.41)%	7.66%
Return on average tangible common equity, adjusted(2)	11.63%	8.41%	7.66%
Loans to deposits ratio (end of period)	79.70%	80.00%	74.53%
Non-interest bearing deposits to total deposits (end of period)	23.00%	22.68%	22.10%
Net interest margin(4)	3.76%	3.26%	3.31%
Net interest margin FTE(2)(4)	3.84%	3.41%	3.44%
Interest rate spread FTE(5)	3.70%	3.24%	3.31%
Yield on earning assets(3)	4.16%	3.70%	3.70%
Yield on earning assets FTE(2)(3)	4.25%	3.84%	3.82%
Cost of interest bearing liabilities(3)	0.55%	0.60%	0.51%
Cost of deposits	0.41%	0.44%	0.39%
Non-interest income to total revenue FTE	26.80%	18.71%	19.46%
Non-interest expense to average assets	3.99%	2.79%	3.05%
Non-interest expense to average assets, adjusted(2)	3.44%	2.58%	3.05%
Efficiency ratio FTE(2)(6)	82.09%	69.08%	74.37%
Efficiency ratio FTE, adjusted for acquisition-related costs(2)(6)	70.68%	64.87%	74.37%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	0.64%	0.66%	1.14%
Non-performing assets to total loans and OREO	0.96%	0.99%	1.66%
Allowance for loan losses to total loans	0.83%	0.98%	1.04%
Allowance for loan losses to non-performing loans	129.65%	148.88%	91.50%
Net charge-offs to average loans(1)	0.07%	0.26%	0.02%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	March 31, 2018	December 31, 2017	March 31, 2017
Total shareholders' equity	$645,863	$532,407	$537,618
Less: goodwill and core deposit intangible assets, net	(126,340)	(61,237)	(65,210)
Add: deferred tax liability related to goodwill	6,878	10,873	9,710
Tangible common equity (non-GAAP)	$526,401	$482,043	$482,118

Total assets	$5,657,583	$4,843,465	$4,728,295
Less: goodwill and core deposit intangible assets, net	(126,340)	(61,237)	(65,210)
Add: deferred tax liability related to goodwill	6,878	10,873	9,710
Tangible assets (non-GAAP)	$5,538,121	$4,793,101	$4,672,795

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.42%	10.99%	11.37%
Less: impact of goodwill and core deposit intangible assets, net	(1.91)%	(0.93)%	(1.05)%
Tangible common equity to tangible assets (non-GAAP)	9.51%	10.06%	10.32%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$526,401	$482,043	$482,118
Divided by: ending shares outstanding	30,479,969	26,875,585	26,715,532
Tangible common book value per share (non-GAAP)	$17.27	$17.94	$18.05

Tangible common book value per share, excluding accumulated other comprehensive loss calculations:
Tangible common equity (non-GAAP)	$526,401	$482,043	$482,118
Accumulated other comprehensive loss, net of tax	14,888	6,242	1,856
Tangible common book value, excluding accumulated other comprehensive loss, net of tax (non-GAAP)	541,289	488,285	483,974
Divided by: ending shares outstanding	30,479,969	26,875,585	26,715,532
Tangible common book value per share, excluding accumulated other comprehensive loss, net of tax (non-GAAP)	$17.76	$18.17	$18.12

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income (loss)	$8,464	$(10,119)	$8,258
Add: impact of core deposit intangible amortization expense, after tax	496	752	836
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$8,960	$(9,367)	$9,094

Average assets	$5,615,684	$4,845,738	$4,606,870
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(119,158)	(50,945)	(56,180)
Average tangible assets (non-GAAP)	$5,496,526	$4,794,793	$4,550,690

Average shareholders' equity	$642,275	$552,810	$537,919
Less: average goodwill and core deposit intangible assets, net of deferred tax liability related to goodwill	(119,158)	(50,945)	(56,180)
Average tangible common equity (non-GAAP)	$523,117	$501,865	$481,739

Return on average assets	0.61%	(0.83)%	0.73%
Return on average tangible assets (non-GAAP)	0.66%	(0.78)%	0.81%
Return on average equity	5.34%	(7.26)%	6.23%
Return on average tangible common equity (non-GAAP)	6.95%	(7.41)%	7.66%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income	$52,791	$41,889	$38,740
Add: impact of taxable equivalent adjustment	1,063	1,676	1,269
Interest income FTE (non-GAAP)	$53,854	$43,565	$40,009

Net interest income	$47,647	$36,913	$34,722
Add: impact of taxable equivalent adjustment	1,063	1,676	1,269
Net interest income FTE (non-GAAP)	$48,710	$38,589	$35,991

Average earning assets	$5,140,602	$4,495,651	$4,248,487
Yield on earning assets	4.16%	3.70%	3.70%
Yield on earning assets FTE (non-GAAP)	4.25%	3.84%	3.82%
Net interest margin	3.76%	3.26%	3.31%
Net interest margin FTE (non-GAAP)	3.84%	3.41%	3.44%

Adjusted Financial Results

	As of and for the	As of and for the
	three months ended	three months ended
	March 31, 2018	December 31, 2017
Adjustments to net income (loss):
Net income (loss)	$8,464	$(10,119)
Adjustments (non-GAAP)(1)	6,046	20,002
Adjusted net income (non-GAAP)	$14,510	$9,883

Adjustments to income (loss) per share:
Income (loss) per share	$0.27	$(0.37)
Adjustments (non-GAAP)(1)	0.20	0.73
Adjusted income per share - diluted (non-GAAP)(1)	$0.47	$0.36

Adjustments to return on average tangible assets:
Adjusted net income (non-GAAP)(1)	$14,510	$9,883
Add: impact of core deposit intangible amortization expense, after tax	496	752
Net income adjusted for impact of core deposit intangible amortization expense, after tax(1)	15,006	10,635
Average tangible assets (non-GAAP)	5,496,526	4,794,793
Adjusted return on average tangible assets (non-GAAP)	1.11%	0.88%

Adjustments to return on average tangible common equity:
Net income adjusted for impact of core deposit intangible amortization expense, after tax(1)	15,006	10,635
Average tangible common equity (non-GAAP)	523,117	501,865
Adjusted return on average tangible common equity (non-GAAP)	11.63%	8.41%

Adjustments to non-interest expense:
Non-interest expense	55,282	34,028
Adjustments (non-GAAP)(1)	7,598	2,492
Adjusted non-interest expense (non-GAAP)	47,684	31,536
Non-interest expense to average assets, adjusted (non-GAAP)	3.44%	2.58%

(1) Refer to table below for adjustments

Adjustments:
Non-interest expense adjustments:
Acquisition-related	$7,598	$2,001
Bonus accrual	—	491
Total pre-tax adjustments (non-GAAP)	7,598	2,492
Collective tax expense impact	(1,552)	(947)
Deferred tax asset re-measurement	—	18,457
Adjustments (non-GAAP)	$6,046	$20,002